Exhibit 34.1

Report of Independent Registered Public Accounting Firm

The Board of Directors

USAA Federal Savings Bank

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with Applicable Servicing Criteria for Asset-Backed Securities of USAA Federal Savings Bank (the Management Certification), that USAA Federal Savings Bank (the Bank) complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB for the retail auto loan platform as of and for the year ended December 31, 2017, except for 1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(3)(ii) (as it relates to the remittance of amounts to individuals investors), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv), which the Bank has determined are not applicable to the activities performed by them with respect to the servicing platform covered by this report. See Appendix A of the Management Certification for the asset backed transactions covered by this platform. Management is responsible for the Bank’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Bank’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Bank’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform and determining whether the Bank processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by Regulation AB Compliance and Disclosure Interpretations of the Division of Corporation Finance, Section 200.06, “Vendors Engaged by Servicers” (C&DI 200.06). Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Bank during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Bank during the period covered by this report for the selected transactions or any other transactions. Although the Bank is responsible for assessing compliance with Section 1122(d)(2)(iii) of Regulation AB, there were no servicing activities performed by the Bank during the year ended December 31, 2017 that required this servicing criteria to be complied with. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

Our examination does not provide a legal determination on the Bank’s compliance with the servicing criteria.

As described in management’s assertion, for servicing criteria 1122(d)(4)(i) and 1122(d)(4)(ii), the Bank has engaged various vendors to perform the activities required by these servicing criteria. The Bank has determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Bank has elected to take responsibility for assessing compliance with the applicable servicing criteria applicable to each vendor as permitted by C&DI 200.06. As permitted by C&DI 200.06, the Bank has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with servicing criteria applicable to each vendor. The Bank is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Bank’s eligibility to apply C&DI 200.06.

In our opinion, management’s assertion that the Bank complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB, including servicing criteria 1122(d)(4)(i) and 1122(d)(4)(ii) for which compliance is determined based on C&DI 200.06 as described above, as of and for the year ended December 31, 2017 for the retail auto loan platform, is fairly stated, in all material respects.

/s/ Ernst & Young LLP

March 27, 2018

San Antonio, Texas